THERMOENERGY CORPORATION

CERTIFICATE OF INCREASE OF SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151(g) of the
General Corporation Law

ThermoEnergy Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

In accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the corporation has duly adopted the following resolution pursuant to authority expressly vested in the corporation’s Board of Directors by the Certificate of Incorporation:

Resolved:
That the number of shares of the Preferred Stock, par value $0.01 per share, of this corporation designated as “Series B Convertible Preferred Stock” be increased from 6,454,621 shares to 9,500,000 shares.

In witness whereof, ThermoEnergy Corporation has caused this Certificate to be signed by its duly authorized Secretary this 1st day of July 2011.

ThermoEnergy Corporation

By:	/s/ Teodor Klowan, Jr.
Teodor Klowan, Jr., Secretary